Exhibit 99.1

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4E – Preliminary Final Report

Year Ended 30 June 2015

Results for Announcement to the Market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

				Year Ended 30 June 2015	Year Ended 30 June 2014
				(US$, in thousands)
Revenues from ordinary activities	Down	10%	to	13,158	14,689
Loss from ordinary activities after tax attributable to members	UP	57%	to	(90,849)	(57,899)
Net loss for the period attributable to members	UP	57%	to	(90,849)	(57,899)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend	N/A	N/A

Results of Operations

Revenues decreased from US$14.7 million during the year ended 30 June 2014 to US$13.2 million during the year ended 30 June 2015 due to less revenue recognized related to development activities for various customers primarily due to the timing of when milestones are achieved.

Net loss increased from US$57.9 million during the year ended 30 June 2014 to US$90.8 million during the year ended 30 June 2015. The increase in the net loss was primarily attributable to higher research and development expenses to support ongoing and future customer programs including increased payroll and related cost as well as material and tooling costs. To a lesser extent the increased net loss was also due to higher selling, general and administrative expenses, primarily legal and professional fees, and higher change in fair value of the royalty liability.

Review of Activities for Fiscal Year 2015

Fiscal Year 2015 saw Unilife continue to execute its strategy to build long-term, strategic partnerships with pharmaceutical and biotechnology companies seeking to utilize its products and services to enhance and differentiate target injectable biologics, drugs and vaccines. To support a growing base of customers and programs across its portfolio of injectable drug delivery systems, Unilife continued to expand its team and operational capabilities during the Fiscal Year. In parallel, the Company continued to invest prudently in research and development (R&D) activities to further extend its lead within existing device segments, and also enable it to penetrate other, large-growing markets, such as insulin pumps, with identified unmet or emerging customer needs.

Research and Development

Unilife’s investment in R&D remains clearly aligned to addressing the specific needs of existing or prospective pharmaceutical customers with approved or pipeline injectable therapies. The Company invested over half of its total cash operating expenses in R&D during Fiscal Year 2015. As a result of its continued R&D investment, Unilife had approximately 180 issued patents relating to its product platforms across more than 24 worldwide jurisdictions as of July 2015, representing an increase of one-third from the previous fiscal year. More than 200 additional patent applications are at various stages of examination with national and international patent organizations. A significant number of additional patent applications are expected to be filed during fiscal year 2016.

Product Platforms

During Fiscal Year 2015, Unilife attained what it considers to be a critical mass of platform-based device technologies that can together accommodate virtually all types of injectable biologics, drugs and vaccines identified by the Company as attractive commercial opportunities for the generation of long-term supply agreements.

For previously disclosed device segments such as wearable injectors, prefilled syringes, smart reusable auto injectors and ocular delivery systems, the Company expanded its portfolio of product configurations and customization options available to pharmaceutical companies. This included the development of systems to permit data connectivity via Bluetooth LE and other wireless systems, that can be integrated within applicable products for use with smartphone apps to provide features such as patient reminders, status updates and data informatics.

In July 2015, Unilife announced the development of the Imperium™ platform of instant patch pumps for insulin. Imperium is a prefilled, disposable, multi-day wearable insulin pump that does not require filling or assembly by the patient and that is customizable to meet the specific needs of insulin providers, insulin therapies, and patients. Because it is prefilled and pre-assembled like an insulin pen, only three intuitive steps are required to commence continuous subcutaneous insulin infusion, with on-demand bolus delivery available to the user via the simple push of a button. Unilife is in discussions with a number of diabetes industry leaders regarding the potential long-term commercial supply of Imperium with specific brands of insulin.

Manufacturing

Unilife continued to increase the size and scale of its production facilities and operational infrastructure during Fiscal Year 2015. Multiple manufacturing lines are at various stages of use, assembly, installation and development across multiple device platforms, including prefilled syringes and wearable injectors. Additional assembly lines are scheduled to become operational during Fiscal Year 2016. Product shipments to customers are scheduled to increase across multiple device segments during Fiscal Year 2016 to support the commercial rollout timelines of customers.

We expect approximately one million prefilled syringes from the Unifill platform to be shipped during the first half of Fiscal Year 2016. Product shipments from the Unifill platform are expected to continue to increase year over year through fiscal years 2016, 2017 and beyond. In regards to Unilife’s portfolio of wearable injectors, the Company successfully filled and qualified its products within standard high-speed biopharmaceutical drug filling operations. Shipments of wearable injectors for use in scheduled clinical trials are also scheduled to commence during the first half of Fiscal Year 2016.

To support the specific scale-up requirements of its customers, Unilife also commenced activities to double the size of its cleanroom space and expand the overall building footprint at its York, PA facility to accommodate additional manufacturing lines and production infrastructure.

In November 2014, Unilife also announced a Global Strategic Alliance Agreement with Flextronics, a leading end-to-end supply chain solutions company. Flextronics is expected to serve as a global strategic partner to further expand the production capacity and scale-up capability of Unilife’s product portfolio.

Commercial Development

Unilife’s strategy to build long-term, strategic partnerships with pharmaceutical and biotechnology companies continued to gather pace during Fiscal Year 2015. The Company broadened relationships with multiple existing customers as initial programs accelerated, and preparations for work on additional programs commenced. Discussions with many additional pharmaceutical companies seeking long-term access to Unilife’s products and services also advanced favorably.

During Fiscal Year 2015, the Company announced new agreements with a number of new and existing customers. In October 2014, Unilife announced the signing of a worldwide Master Services and Commercial Supply Agreement with Sanofi to be the sole provider of cartridge-based wearable injectors for all of Sanofi’s applicable large dose volume drugs, excluding insulins, for a minimum 15 years. Additionally the agreement will allow Sanofi to make Unilife’s wearable injectors available to Sanofi’s partners for use with applicable molecules under joint collaborations.

In December 2014, Unilife announced the signing of a worldwide 10-year Commercial Supply Agreement with a global pharmaceutical company for the use of the Depot-ject™ delivery system with an approved ocular injection therapy. The identity of the pharmaceutical company and its target therapy, which is approved in the U.S and Europe for the treatment of a high prevalence disease of the retina, remain confidential to protect the commercial interests of the customer.

On January 15, 2015 Unilife entered into a definitive global strategic agreement with AbbVie Inc. for the customization and supply of its injectable drug delivery systems for use with AbbVie’s drug portfolio. Unilife has been selected by AbbVie as a preferred partner for the customization and supply of innovative, differentiated drug delivery systems. AbbVie paid $5 million for the exclusive right to form and enter into a mutually-agreeable development and supply agreement with Unilife to include exclusive access to the Unifill Finesse™ prefilled syringe and the LISA™ reusable auto-injector for target therapies within AbbVie’s drug portfolio for the treatment of auto-immune diseases, as well as associated exclusivity fees. The target therapies and conditions for which these systems will be used are confidential under the terms of the agreement.

Personnel

As of June 30, 2015, Unilife had 278 employees, of whom 230 are engaged in operations, including research and development, quality assurance and manufacturing activities, 9 are engaged in sales and marketing activities and 39 are engaged in finance, legal and other administrative functions.

Consolidated Statements of Financial Performance

(US$, in thousands, except per share data)

	Year Ended 30 June
	2015	2014
Revenue	$13,158	$14,689
Operating expenses:
Research and development	52,487	34,111
Selling, general and administrative	36,176	27,894
Depreciation and amortization	4,923	4,079

Total operating expenses	93,586	66,084

Operating loss	(80,428)	(51,395)
Interest expense	6,368	7,332
Other income	(226)	(228)
Change in fair value of financial instruments	4,279	(600)

Net loss	$(90,849)	$(57,899)

Loss per share:
Basic and diluted loss per share	$(0.81)	$(0.59)

Consolidated Statements of Financial Position

(US$, in thousands, except share data)

	30 June
	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$12,303	$8,368
Restricted cash	2,400	2,400
Accounts receivable	1,530	1,860
Inventories	151	142
Prepaid expenses and other current assets	656	1,108

Total current assets	17,040	13,878
Property, plant and equipment, net	66,148	54,588
Goodwill	9,685	11,830
Other assets	1,256	1,472

Total assets	$94,129	$81,768

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,042	$3,583
Accrued expenses	5,074	3,339
Current portion of long-term debt	775	613
Deferred revenue	4,942	717

Total current liabilities	14,833	8,252
Long-term debt, less current portion	79,660	54,835
Deferred revenue	17,550	12,550

Total liabilities	112,043	75,637

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of 30 June 2015; none issued or outstanding as of 30 June 2015 and 2014	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of 30 June 2015; 131,976,153 and 103,617,278 shares issued, and 131,947,483 and 103,588,608 shares outstanding as of 30 June 2015 and 2014, respectively	1,320	1,036
Additional paid-in-capital	364,817	296,169
Accumulated deficit	(384,580)	(293,731)
Accumulated other comprehensive income	669	2,797
Treasury stock at cost, 28,670 shares as of 30 June 2015 and 2014	(140)	(140)

Total stockholders’ (deficit) equity	(17,914)	6,131

Total liabilities and stockholders’ equity	$94,129	$81,768

Consolidated Statements of Changes in Equity

(US$, in thousands except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total
	Shares	Amount
Balance as of 1 July 2013	95,602,558	956	268,157	(235,832)	2,457	(140)	35,598
Net loss	—	—	—	(57,899)	—	—	(57,899)
Foreign currency translation	—	—	—	—	340	—	340
Share-based compensation expense	1,593,096	16	8,300	—	—	—	8,316
Issuance of common stock from public offerings, net of issuance costs	5,012,153	50	16,806	—	—	—	16,856
Issuance of common stock upon exercise of stock options	1,409,471	14	2,906	—	—	—	2,920

Balance as of 30 June 2014	103,617,278	$1,036	$296,169	$(293,731)	$2,797	$(140)	$6,131
Net loss	—	—	—	(90,849)	—	—	(90,849)
Foreign currency translation	—	—	—	—	(2,128)	—	(2,128)
Share-based compensation expense	9,890,075	99	11,676	—	—	—	11,775
Issuance of common stock from public offerings, net of issuance costs	18,458,800	185	56,949	—	—	—	57,134
Issuance of common stock upon exercise of stock options	10,000	—	23	—	—	—	23

Balance as of 30 June 2015	131,976,153	$1,320	$364,817	$(384,580)	$669	$(140)	$(17,914)

Consolidated Statements of Cash Flow

(US$, in thousands)

	Year Ended 30 June
	2015	2014
Cash flows from operating activities:
Net loss	$(90,849)	$(57,899)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,923	4,079
Share-based compensation expense	11,775	8,316
Recognition of deferred revenue	(125)	(3,187)
Non-cash interest expense	1,896	457
Change in fair value of financial instruments	4,279	(600)
Changes in assets and liabilities:
Accounts receivable	330	(266)
Inventories	(9)	(71)
Prepaid expenses and other current assets	452	(704)
Other assets	87	(427)
Accounts payable	431	1,062
Accrued expenses	2,259	139
Deferred revenue	9,350	12,500

Net cash used in operating activities	(55,201)	(36,601)
Cash flows from investing activities:
Purchases of property, plant and equipment	(16,633)	(12,149)

Net cash used in investing activities	(16,633)	(12,149)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	20,000	40,000
Principal payments on long-term debt and capital lease agreements	(606)	(7,616)
Proceeds from the issuance of common stock, net of issuance costs	57,134	16,856
Proceeds from the exercise of options to purchase common stock	23	2,534
Payment of royalty liability	(749)	—
Payments of financing costs	(52)	(487)

Net cash provided by financing activities	75,750	51,287
Effect of exchange rate changes on cash	19	95

Net increase in cash and cash equivalents	3,935	2,632
Cash and cash equivalents at beginning of year	8,368	5,736

Cash and cash equivalents at end of year	$12,303	$8,368

Supplemental disclosure of cash flow information
Cash paid for interest	$6,353	$3,222

Supplemental disclosure of non-cash activities
Purchases of property, plant and equipment in accounts payable and accrued expenses	$496	$991

Purchases of property, plant and equipment pursuant to capital lease agreements	$—	$125

Notes to the Consolidated Financial Statements

1.	Basis of the Preparation of the Preliminary Final Report

The preliminary final report has been prepared in accordance with the ASX Listing rule 4.3A and the disclosure requirements of ASX Appendix 4E.

The preliminary final report has been prepared in accordance with accounting principles generally accepted in the United States of America.

References to the “Company” include Unilife Corporation and its consolidated subsidiaries.

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

2.	The Board of Directors does not recommend that a dividend relating to the year ended 30 June 2015 be paid. As such, there is no applicable record date.

3.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	30 June 2015	30 June 2014
	(US$, in thousands)
Building	$32,359	$32,188
Machinery and equipment	27,530	21,224
Computer software	2,910	2,675
Furniture and fixtures	1,345	610
Construction in progress	17,601	9,119
Land	2,036	2,036
Leasehold improvements	270	166

	84,051	68,018

Less: accumulated depreciation and amortization	(17,903)	(13,430)

Property, plant and equipment, net	$66,148	$54,588

Construction in progress as of June 30, 2015 and 2014 consisted of amounts incurred in connection with machinery and equipment and facility related cost.

4.	Long-Term Debt

Long-term debt consists of the following:

	30 June 2015	30 June 2014
	(US$, in thousands)
10.25% term loan, due March 2020	$55,518	$33,457
Amended royalty agreement liability	9,930	6,400
6.00% mortgage loans, due December 2031	12,812	13,228
5.00% Commonwealth of Pennsylvania financing authority loan, due January 2021	2,033	2,087
Other	142	276

	80,435	55,448
Less: current portion of long-term debt	775	613

Total long-term debt	$79,660	$54,835

Term Loan

On March 12, 2014, or the Closing Date, the Borrower entered into a credit agreement with the Lender. Pursuant to and subject to the terms of the credit agreement, the Lender agreed to provide term loans to the Borrower in the aggregate principal amount of up to $60.0 million. A first tranche loan of $40.0 million was drawn on the Closing Date and a further two tranches each of $10.0 million were committed by the Lender and were to be funded on each of December 15, 2014 and June 15, 2015, subject to and in accordance with the terms of the credit agreement. On September 30, 2014 the Borrower entered into a First Amendment to the Credit Agreement to accelerate the funding of the two additional tranches pursuant to which it received the proceeds from the first $10.0 million tranche on October 1, 2014 and the proceeds from the second $10.0 million tranche on November 10, 2014.

The Loans bear interest at 9.25% per annum plus the greater of three-month LIBOR or 1.0%, payable in cash quarterly in arrears and as otherwise described in the Amended Credit Agreement. A default interest rate of 14.25% per annum plus the greater of three-month LIBOR or 1.0% shall apply during the existence of a default under the Amended Credit Agreement. The Loans will be interest-only until March 12, 2020 (the “Maturity Date”).

Unless the loan facility is otherwise terminated earlier pursuant to the terms of the Amended Credit Agreement, the Borrower is required to repay in full the unpaid principal amount of the Loans drawn down, together with all accrued and unpaid interest thereon plus a 10.0% repayment premium on Maturity Date. The Borrower can make voluntary repayments at any time of any unpaid principal amount of the Loans, plus a 10.0% repayment premium. The Borrower must make mandatory prepayments in certain prescribed circumstances, including, without limitation, certain dispositions of assets and certain casualty events. In such events, the Borrower must prepay to Lender 100% of the net cash proceeds received.

The obligations of the Borrower under the Amended Credit Agreement are guaranteed by the Company and each of its subsidiaries and the Amended Credit Agreement is secured by the assets of the Company and its subsidiaries. The security interests granted by Borrower, the Company, Unilife Cross Farm LLC (“Cross Farm”), Unilife Medical Solutions Limited (“USML”) and Unitract Syringe Pty Limited (“Unitract Syringe”) are evidenced by, among other things, the Pledge and Security Agreement, dated as of March 14, 2014, by the Borrower, the Company, Cross Farm, USML, and Unitract Syringe in favor of Lender, for itself and as agent for Royalty Opportunities S.A.R.L. (“ROS”), the Mortgage and Security Agreement, dated March 12, 2014, by and between Cross Farm and Lender, for itself and as agent of ROS, and the General Security Deed, dated as of March 12, 2014, by Unitract Syringe, USML, and the Company in favor of the Lender, for itself and as agent of ROS.

The Amended Credit Agreement also contains certain customary covenants, as well as covenants relating to achieving minimum cash revenue targets at the end of each calendar year, maintaining minimum liquidity targets, and the execution of certain customer and employment agreements in form and substance satisfactory to lender. In the event of default, Borrower must prepay to Lender any unpaid principal amount of the loans drawn down, together with all accrued and unpaid interest thereon plus a 10.0% repayment premium. An event of default could also result in the Lender enforcing its security over the assets of Borrower, the Company, Cross Farm, UMSL and Unitract Syringe in accordance with the terms of the OrbiMed Credit Agreement and the related security agreements. On June 30, 2015, the Company entered into a Second Amendment to the Credit Agreement to remove the minimum cash revenue target for the six month period ended June 30, 2015. The Company is in compliance with all the loan covenants set forth in the Amended Credit Agreement. However, there can be no assurance that the Company will be able to maintain the minimum liquidity target or achieve the minimum cash revenue covenants during the 12-month period from June 30, 2015.

In connection with the credit agreement, the Borrower entered into a royalty agreement (the “Royalty Agreement”) with ROS which will entitle ROS to receive royalty payments. Concurrent with the First Amendment to the Credit Agreement, the Borrower entered into the First Amendment to the Royalty Agreement (the “Amended Royalty Agreement”). Pursuant to and subject to the terms of the Amended Royalty Agreement, Borrower has agreed to pay the Lender 3.875% on the first $50.0 million of net sales (on a cash receipts basis as defined in the Amended Credit Agreement) in each fiscal year, plus 1.500% of net sales in excess of $50.0 million and up to and including $100.0 million in each fiscal year, plus 0.375% of net sales in excess of $100.0 million in each fiscal year. Borrower has the right to buyout the Amended Royalty Agreement at any time on or before March 12, 2018 at a reduced amount. The lender has the right to exercise a put option upon the occurrence of an event of default upon which the Borrower would be required to pay the buyout amount under the Amended Royalty Agreement. The buy-out amount ranges from $9.75 million to $26.25 million (such amount to be determined based on when the buy-out or put option is exercised), less amounts previously paid by Borrower to Lender pursuant to the Amended Royalty Agreement. The Amended Royalty Agreement has a term commencing on the Closing Date and ending on the earlier of (i) the tenth anniversary of the Closing Date and (ii) the date of payment of the purchase price pursuant to the exercise of a put option by the Lender or the exercise of a buy-out option by the Borrower. As the Company has elected to value the Amended Royalty Agreement at fair value, the put option feature does not meet the criterion of ASC 815-15-25-1b and thus is not separated from the host contract and accounted for as a derivative instrument.

The Company determined that the Amended Credit Agreement and the Amended Royalty Agreement should be accounted for as two separate units. Accordingly, the Company allocated the proceeds from the Loans on a residual basis between the two units based on their relative fair values. As a result, on the Closing Date, the royalty liability was determined to have a fair value of $7.0 million and the Loan was allocated the remaining proceeds of $33.0 million. The $20.0 million from the two additional tranches that were funded during the three months ended December 31, 2014 was reflected as incremental debt. The Loan will be accreted to the face value over the loan term based on the effective interest rate. The royalty liability will be adjusted to fair value on a quarterly basis. As of June 30, 2015, the fair value of the royalty liability was $9.9 million.

There are cross-defaults in the Amended Credit Agreement, Metro Bank Loan and Keystone/CFA Loan, so that a default under one agreement could trigger a default under the others. Metro Bank, the Lender under the Amended Credit Agreement, Keystone Redevelopment Group, LLC and Commonwealth Financing Authority are parties to an intercreditor agreement.

Mortgage Loans

In October 2010, Cross Farm entered into the Loan Agreement with Metro Bank, pursuant to which Metro Bank provided Cross Farm with two mortgage loans in the amounts of $14.25 million (“First Mortgage”) and $3.75 million (“Second Mortgage”). The proceeds received were used to finance the purchase of land and construction of the Company’s corporate headquarters and manufacturing facility in York, Pennsylvania. In connection with the credit agreement, the Company entered into the Metro Bank Amendment pursuant to which the Second Mortgage due October 2020 was repaid. Cross Farm is paying principal and interest on the First Mortgage, with interest at a fixed rate of 6.00%.

The original Metro Bank loan documents contain certain customary covenants, including the maintenance of a debt service reserve account in the amount of $2.4 million, classified as restricted cash on the consolidated balance sheet, which will remain in place until Cross Farm and Metro agree on the financial covenants. The terms of the original Metro Bank loan documents allow the Company to use the debt service reserve account to pay monthly debt service on the mortgage loans, so long as the balance in the account is at least $1.6 million and is replenished to $2.4 million every six months. The Company is in compliance with its debt covenants as of June 30, 2015. However, there can be no assurance that the Company will be able to maintain the debt service reserve account balance for a period of 12 months from June 30, 2015. Cross Farm may prepay the loan without penalty. The U.S. Department of Agriculture has guaranteed $8.0 million of the mortgage loan due December 2031. In connection with the First Mortgage, the Company has given Metro Bank a lien on the building and real estate and the debt service reserve account.

Secured Lending Facility

In August 2011, the Company entered into a Master Lease Agreement (the “Lease Agreement”) with Varilease Finance, Inc. (“Varilease”) for up to $10.0 million of secured financing for production equipment for its Unifill syringe. Based on the Company’s continuing involvement throughout the term of the agreement and the integral nature of the production equipment, the transaction is being accounted for as a financing. Over the term of the Lease Agreement, the Company made 27 monthly installments based upon the amount drawn. This facility had an effective interest rate of 14.00%. The secured lending facility contained covenants and provisions for events of default customarily found in lease agreements.

As previously disclosed on September 30, 2013, Varilease and CCA Financial LLC (collectively, the “Lessors”) filed an action in the State of Michigan in the Circuit Court for the County of Oakland, Case No. 2013-136458-CK seeking a judgment confirming the terms of the lease. The Company removed the action to the U.S. District Court for the Eastern District of Michigan, Case No. 2:13-CV-14238-SFC-LJM, on October 4, 2013. Under the Lease Agreement, Lessors and the Company were to negotiate a buyout rate at the end of the two-year lease term, which Lessors represented to the Company during the lease negotiations would be 15% of the amount financed. When the Company notified Lessors that it wanted to exercise the buyout of the equipment, Lessors claimed a buyout rate significantly higher than 15%. Under the terms of the lease, if the parties are unable to agree on a buyout rate by the end of the lease term, the lease will automatically renew for an additional 12-month period and the Company would be responsible for another year of lease payments. Lessor’s action in Michigan state court asked the court to confirm that the parties have been unable to agree on a buyout rate and therefore under the terms of the lease the lease is automatically extended for one year.

As previously disclosed, the Company also filed suit on September 30, 2013 against Lessors in the U.S. District Court for the Eastern District of Michigan, Case No. 2:13-cv-14174-SFC-LJM alleging, among other things, that Lessors fraudulently induced the Company into entering the lease by making misrepresentations about the buyout rate. The Company sought, among other things, to have the federal court enforce a 15% buyout rate and to enjoin Lessors from declaring a default under the lease and taking possession of the equipment for which the Company would have to impair the carrying value of assets. On October 17, 2013, in a stipulated order, the U.S. District Court ordered that the Company continue to make the same monthly payments under the lease, which as long as the Company makes timely payments, Lessors shall not declare a default, and that Lessors is required to provide advance notice of a default.

As previously disclosed, the Company entered into a Confidential Mutual Release and Settlement Agreement (the “Definitive Settlement Agreement”), effective December 30, 2013, with the Lessors. The Definitive Settlement Agreement provides that it will obtain title to all equipment under the equipment lease upon the payment to the Lessors of approximately $4.8 million over the next twelve months. In addition, under the Definitive Settlement Agreement the Company and the Lessors released each other from any and all claims related to the companion lawsuits, as well as dismissed such lawsuits. In connection with the Definitive Settlement Agreement, during the year ended June 30, 2014, the Company recognized $3.6 million of interest expense representing the difference between the carrying value of the debt and the present value of the settlement amount.

During the year ended June 30, 2014, the Company paid $4.7 million (including $3.5 million with proceeds from the March 12, 2014 Credit Agreement) to the Lessors in satisfaction of the Company’s remaining obligations under the Definitive Settlement Agreement. Effective March 12, 2014 the Lessors released all liens and security interest in all of the Company’s assets subject to the Lease Agreement.

Commonwealth of Pennsylvania Financing Authority Loan

In December 2010, Cross Farm received a $2.25 million loan from the Commonwealth of Pennsylvania for land and the construction of its current manufacturing facility. The loan bears interest at a rate of 5.00% per annum, matures in January 2021 and is secured by a third mortgage on the facility. In connection with the loan agreement, Cross Farm entered into an intercreditor agreement by which the Commonwealth of Pennsylvania agreed that it would not exercise its rights in the event of a default by Cross Farm without the consent of Metro Bank, which holds the first mortgage on the facility.

As of June 30, 2015, aggregate maturities of long-term obligations are as follows:

For the Year Ending June 30,	(In thousands)
2016	$775
2017	552
2018	584
2019	618
2020	65,853
Thereafter	12,053

$80,435

5.	Share-Based Compensation

The following is a summary of activity related to stock options held by employees and directors during the year ended 30 June 2015:

	Number of Options	Weighted Average Exercise Price
Outstanding as of 1 July 2014	3,922,411	$4.67
Cancelled	(170,257)	5.43
Expired	(1,234,000)	6.38
Exercised	(10,000)	2.33

Outstanding as of 30 June 2015	2,508,154	$3.78

Exercisable as of 30 June 2015	1,908,150	$3.83

The following is a summary of activity related to stock options and warrants held by persons other than employees and directors during the year ended 30 June 2015:

	Number of Options and Warrants	Weighted Average Exercise Price
Outstanding as of 1 July 2014	2,050,000	$4.52
Expired	(1,000,000)	4.86

Outstanding as of 30 June 2015	1,050,000	$4.20

Exercisable as of 30 June 2015	1,050,000	$4.20

The following is a summary of activity related to restricted stock awards during the year ended 30 June 2015:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value
Unvested as of 1 July 2014	2,436,061	$3.42
Granted	9,507,434	2.83
Vested	(947,344)	3.54
Forfeited	(264,375)	3.42

Unvested as of 30 June 2015	10,731,776	$2.89

6.	Loss per Share

The Company’s net loss per share is as follows:

	Year Ended 30 June
	2015	2014
	(US$, in thousands, except share and per share data)
Numerator
Net loss	$(90,849)	$(57,899)
Denominator
Weighted average number of shares used to compute basic loss per share	112,194,900	98,062,664
Effect of dilutive options to purchase common stock	—	—

Weighted average number of shares used to compute diluted loss per share	112,194,900	98,062,664

Basic and diluted loss per share	$(0.81)	$(0.59)

7.	Net Tangible Assets per Security

	30 June 2015		30 June 2014
Net tangible assets per share	US$	(0.21)	US$	(0.06)
Net tangible assets per CDI	A$	(0.03)	A$	(0.01)

8.	Compliance Statement

This report is based on the financial statements to which one of the following applies.

☐	The financial statements have been audited.	☐	The financial statements have been supplied to review.

☒	The financial statements are in the process of being audited or subject to review.	☐	The financial statements have not yet been audited or reviewed.

ALAN SHORTALL
Chairman

Date: 31 August 2015